CAGLE’S, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 09, 2004

TO THE HOLDERS OF CLASS A COMMON STOCK:

Notice is hereby given that the Annual Meeting of Shareholders of Cagle’s, Inc. (the “Company”), will be held at the Company’s offices located at 2000 Hills Avenue, Atlanta, Georgia on the 9th day of July, 2004, at 11:00 A.M. Eastern Daylight Time, for the following purposes:

(1)
To fix the number of members of the Board of Directors at eight (8), and to elect the members thereof; and

(2)
To transact any other business that may properly come before the meeting or any adjournments thereof; all as set forth in the Proxy Statement accompanying this notice.

Only holders of record of Class A Common Stock on May 21, 2004 will be entitled to vote at the meeting. The transfer books will not be closed.

By order of the Board of Directors.

/s/ George L. PittsGeorge L. Pitts, Secretary

Atlanta, Georgia

June 9, 2004

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

CAGLE’S, INC.

2000 HILLS AVENUE, N.W., ATLANTA, GEORGIA 30318

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 9, 2004

The enclosed proxy is solicited by the Board of Directors of Cagle’s, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on July 09, 2004, and at any adjournment thereof, and is revocable by written notice to the Secretary of the Company at any time before its exercise. Unless revoked, proxies in the form enclosed, properly executed and received by the Secretary of the Company prior to the Annual Meeting, will be voted at the meeting as specified by the shareholder in the proxy, or, except with respect to broker non-votes, if no specification is made in the proxy, the persons designated as proxies shall vote FOR each of the proposals set forth in the accompanying Notice of Annual Meeting of Shareholders, and according to their discretion upon all other matters which may properly come before the meeting. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote. Abstentions will not be counted either as a vote FOR or a vote AGAINST a proposal and will have no effect on the outcome of the vote.

An annual report to the shareholders, including financial statements for the year ended April 3, 2004, is enclosed herewith. The approximate date of mailing this proxy statement and the form of proxy is June 9, 2004. On May 21, 2004, the Company had outstanding and entitled to vote at the Annual Meeting 4,742,998 shares of Class A Common Stock. With regard to any matter to be considered, each share of Class A Common Stock is entitled to one vote. If a quorum is present, directors will be elected by the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. A quorum consists of shareholders owning 50% of the Class A Common Stock plus one share. Only shareholders of record on May 21, 2004 are entitled to vote at the meeting.

The enclosed proxy will be voted to fix the number of members of the Board of Directors at eight (8) and elect the eight (8) nominees named in the proxy. Each director shall hold office until the annual meeting of shareholders held next after his or her election and until a qualified successor shall be duly elected and qualified. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select. Seven (7) of the eight (8) nominees are presently directors, whose terms of office will expire at the Annual Meeting.

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are presently directors of the Company and have been nominated to stand for reelection:

J. Douglas Cagle, 73, has been a director of the Company since 1953, and has been Chief Executive Officer of the Company since 1970 and Chairman of the Board of the Company since July 1993. Mr. Cagle served as President of the Company from 1970 to July 1993. He is expected to be reelected to the offices of Chief Executive Officer and Chairman of the Board when his one year term expires at the next annual meeting of the Board, which is scheduled for July 9, 2004, immediately following the Annual Meeting of Shareholders. Mr. Cagle is also expected to be elected as President at the next annual meeting of the Board. Mr. Cagle is the father of George Douglas Cagle and James David Cagle, who are also directors of the Company.

George Douglas Cagle, 51, has been a director of the Company since July 1976. Mr. Cagle has been Vice President-New Product Development since July 1993. At the next annual meeting of the Board, Mr. Cagle is expected to be elected Vice President. Mr. Cagle is the son of J. Douglas Cagle and the brother of James David Cagle, who are also directors of the Company.

James David Cagle, 50, has been a director since July 1987. Mr. Cagle has been Vice President-New Product Sales since July 1993. At the next annual meeting of the Board, Mr. Cagle is expected to be elected Vice President. Mr. Cagle is the son of J. Douglas Cagle and the brother of George Douglas Cagle, who are also directors of the Company.

Mark M. Ham IV, 49, has been a director since July 1993. Mr. Ham has been Executive Vice President and Chief Financial Officer of the Company since May 2004, offices to which he is expected to be reelected at the next annual meeting of the Board. Mr. Ham was Assistant Secretary of the Company from July 1987 to May 2004 and was Vice President-Information Systems from July 1993 to May 2004.

Candace Chapman, 48, has been a director since July 1993. Ms. Chapman is a principal of C2 & Associates, Ltd., an investment marketing firm and served in this capacity from March 1996 to June 1999 as well. Ms. Chapman was a partner and the Director of Marketing and Client Services of New Amsterdam Partners LLC, an investment management firm, from June 1999 to February 2001. Prior to forming C2 & Associates, Ltd., Ms. Chapman had been a Consultant/ Director of Marketing at Wyatt Investment Consulting, Inc. since October 1994. Ms. Chapman is a Certified Public Accountant and also holds Series 7 and Series 63 investment licenses.

G. Bland Byrne III, 52, has been a director since July 1995. Mr. Byrne is a principal in the law firm of Byrne, Davis & Hicks, P.C. Mr. Byrne previously was a partner in the law firm of Swift, Currie, McGhee & Hiers, from January 1984 to April 1994.

Panos J. Kanes, 51, has been a director since June 2001. Mr. Kanes is a member of the law firm of Kanes and Benator, Attorneys At Law, LLC, and has practiced law with the firm since 1977. He is also a member of the accounting firm of Kanes, Benator & Company, LLC and has practiced as a CPA since becoming licensed in 1979.

The foregoing list of nominees includes several persons who also may be considered executive officers of the Company: namely, J. Douglas Cagle, George Douglas Cagle, James David Cagle, and Mark M. Ham IV.

The following person has been nominated to be elected to the Board of Directors:

Edward J. Rutkowski, 61, is Co-Founder and Executive Vice President since 2003 of Vargas & Amigos, a marketing and advertising company. Since 2001 Mr. Rutkowski has been President and CEO of DatabaseGeorgia, Inc., a marketing and finance consulting company. From 1997 through 2001, Mr. Rutkowski was Founder and Managing Director of M2Direct, an internet and web enabled and direct marketing consortium of companies.

In addition, the following individuals are expected to be reelected as executive officers immediately following the Annual Meeting:

George L. Pitts III, 55, has been Secretary of the Company since July 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Pitts is also expected to be elected as Treasurer of the Company at the next annual meeting of the Board. Mr. Pitts has been employed in the corporate accounting department of the Company since 1974, holding the position of Corporate Accounting Manager.

Alvin B. Harp, 60, has been Vice President-Live Operations since May 2002, an office to which he is expected to be reelected at the next annual meeting of the Board. Prior to commencing employment with the Company in May 2002, Mr. Harp had been a live production manager for ConAgra Foods and its predecessor, Seaboard Farms, since 1984.

Bobby G. Cryar, 50, has been Senior Vice President of Sales and Processing for the Company since May 2004, an office to which he is expected to be reelected at the next annual meeting of the Board. From November 1997 to February 2003, Mr. Cryar was General Manager of the Company’s Collinsville, Alabama processing facility. From February 2003 to November 2003, Mr. Cryar was General Manager of Pro Foods International, a further processing company located in Albertville, Alabama. From December 2003 to March 2004, Mr. Cryar was general manager of Sylvest Farms, a poultry processing operation in Sylacauga, Alabama. Mr. Cryar rejoined the Company in March 2004.

OWNERSHIP OF VOTING SHARES BY OFFICERS, DIRECTORS AND OTHERS

The following table sets forth the stock ownership in the Company, as of May 7, 2004, of each director and nominee for director and of each executive officer named in the Summary Compensation Table on Page 7 hereof.

Amount and Nature of		Percent of
Beneficial Ownership of		Class A
Name	Class A Common Stock	Common Stock
J. Douglas Cagle	2,082,355 1	43.9%
George Douglas Cagle	456,714 2	9.6%
Kenneth R. Barkley3	0	*
James David Cagle	443,343 4	9.3%
Jerry Gattis5	0	*
Mark M. Ham IV	4,100	*
John J. Bruno, Jr. 6	549	*
Candace Chapman	2,000	*
G. Bland Byrne III	2,000	*
Panos J. Kanes	0	*
Alvin B. Harp	0	*
Edward J. Rutkowski7	0	*
All directors, nominees and executive officers
as a group (12) persons	2,992,861	63.1%

*Less than 1% of issued and outstanding shares of Class A Common Stock of the Company.

1 This amount includes 100 shares held indirectly by Mr. Cagle through a limited liability company (the “LLC”) of which Mr. Cagle is an owner and 938,375 shares owned by Mr. Cagle as trustee of a trust established under the will of his father. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his sons, George Douglas Cagle and James David Cagle, the other managers of the LLC.

2 This amount includes the following shares held indirectly by Mr. Cagle: (a) 100 shares owned by the LLC, of which Mr. Cagle is an owner, and (b) 120,498 shares owned by the LLC as custodian for Mr. Cagle’s children. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his father, J. Douglas Cagle, and brother, James David Cagle, the other managers of the LLC.

3 Mr. Barkley was a Director of the Company as of May 7, 2004. He has not been nominated for reelection and his term will expire at the Annual Meeting of Shareholders on July 9, 2004.

4 This amount includes the following shares held indirectly by Mr. Cagle: (a) 100 shares owned by the LLC, of which Mr. Cagle is an owner, and (b) 130,331 shares owned by the LLC as custodian for Mr. Cagle’s children. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his father, J. Douglas Cagle, and brother, George Douglas Cagle, the other managers of the LLC.

5 Mr. Gattis was a Director of the Company as of May 7, 2004. He has not been nominated for reelection and his term will expire at the Annual Meeting of Shareholders on July 9, 2004.

6 Mr. Bruno was a Director of the Company as of May 7, 2004. He has not been nominated for reelection and his term will expire at the Annual Meeting of Shareholders on July 9, 2004.

7 Mr. Rutkowski is a nominee for Director and is expected to be elected at the Annual Meeting of Shareholders on July 9, 2004.

The following table sets forth each person known to management to be the beneficial owner of more than five percent of the voting securities of the Company as of May 7, 2004:

Name and Address of Title of Amount and Nature Percent of
Beneficial Owner Class of Beneficial Ownership1 Class

J. Douglas CagleClass A
2000 Hills Avenue, N.W. Common Stock 2,082,3552 43.9%
Atlanta, Georgia 30318

George Douglas Cagle Class A
2000 Hills Avenue, N.W. Common Stock 456,7143 9.6%
Atlanta, Georgia 30318

James David Cagle Class A
2000 Hills Avenue, N.W. Common Stock 443,3434 9.3%
Atlanta, Georgia 30318

FMR Corp. Class A
82 Devonshire Street Common Stock 474,7005 10.0%
Boston, Massachusetts 02109

Cagle Family Holdings, LLC Class A 252,7296 5.3%
2000 Hills Avenue, N.W. Common Stock
Atlanta, Georgia 30318

1 Of the shares shown in this column, management knows of no shares with respect to which such listed beneficial owners have the right to acquire beneficial ownership as specified in regulations of the Securities and Exchange Commission.

2 This amount includes 100 shares held indirectly by Mr. Cagle through Cagle Family Holdings, LLC (the “LLC”) and 938,375 shares owned by Mr. Cagle as trustee of a trust established under the will of his father. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his sons, George Douglas Cagle and James David Cagle, the other managers of the LLC.

3 This amount includes the following shares held indirectly by Mr. Cagle: (a) 100 shares owned by the LLC, and (b) 120,498 shares owned by the LLC as custodian for Mr. Cagle’s children. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his father, J. Douglas Cagle, and brother, James David Cagle, the other managers of the LLC.

4 This amount includes the following shares held indirectly by Mr. Cagle: (a) 100 shares owned by the LLC, and (b) 130,331 shares owned by the LLC as custodian for Mr. Cagle’s children. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his father, J. Douglas Cagle, and brother, George Douglas Cagle, the other managers of the LLC.

5 FMR Corp. (“FMR”) is the beneficial owner of 474,700 shares as of October 10, 2002, all of which are held by Fidelity Low Priced Stock Fund, a registered investment company, of which Fidelity Management & Research Company, a wholly owned subsidiary of FMR, serves as investment advisor.

6 Cagle Family Holdings, LLC is managed by J. Douglas Cagle, George Douglas Cagle, and James David Cagle, who share the power to vote the shares held by the LLC. As shown below, certain shares owned by the LLC are included in the beneficial ownership calculations in the above table for J. Douglas Cagle, George Douglas Cagle and James Douglas Cagle. 100 shares are owned by the LLC for the benefit of J. Douglas Cagle and are included in his beneficial ownership calculations. See note 2, above. 100 shares are owned by the LLC for the benefit of George Douglas Cagle and 120,498 shares are owned by the LLC for the benefit of George Douglas Cagle as custodian for his children. These shares are included in the beneficial ownership calculations for George Douglas Cagle. See note 3, above. 100 shares are owned by the LLC for the benefit of James David Cagle and 130,331 shares are owned by the LLC for the benefit of James David Cagle as custodian for his children. These shares are included in the beneficial ownership calculations for James David Cagle. See note 4, above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Securities and Exchange Commission (“SEC”) regulations, the Company’s directors, certain officers, and greater than ten percent shareholders are required to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange and to furnish the Company with copies of all such reports they file. Based solely on its review of such reports from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and ten percent shareholders were satisfied during the Company’s last fiscal year.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS AND COMPENSATION OF DIRECTORS

The Board of Directors established an Audit Committee in February 1981. This committee reviews the work of the Company’s independent public accountants, management, and internal accounting staff to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. The members of the Audit Committee are Candace Chapman, Chairman, G. Bland Byrne III, and Panos J. Kanes. The Audit Committee Financial Expert is Panos

J. Kanes. Candace Chapman and Panos J. Kanes are independent directors of the Company and as such have received no consulting, advisory, or other compensatory fees from the Company (other than their director’s fee). G. Bland Byrne III is not considered independent under the rules of the American Stock Exchange due to the amount of compensation for legal services that the Company paid to the law firm of which he is a partner. (See MATERIAL INTERESTS AND MATERIAL TRANSACTIONS.) In previous years, pursuant to the applicable rule of the American Stock Exchange, the Board determined that it was in the best interests of the Company and its shareholders for Mr. Byrne to remain on the Audit Committee because of his extensive knowledge of the Company’s operations and because no other director satisfied the requirements of the American Stock Exchange rule. However, in conformity with recent changes to SEC rules regarding Audit Committee member independence, Mr. Byrne will no longer be a member of the Audit Committee after the annual meeting of the Board on July 9, 2004. At that meeting, he will be replaced by Edward J. Rutkowski, who if elected as anticipated at the Annual Meeting of Shareholders, will be an independent director of the Company. The Board has adopted a charter for the Audit Committee which is included as an Appendix “A” to this Proxy Statement.

The Company is a Controlled Company as set forth in the American Stock Exchange’s listing requirements. The Company is a Controlled Company because, as shown in the preceding table listing beneficial owners of more than 5% of the Company’s shares, the group consisting of J. Douglas Cagle, George Douglas Cagle, James David Cagle, and Cagle Family Holdings, LLC (of which J. Douglas Cagle, George Douglas Cagle, and James David Cagle share the voting power to dispose of the shares controlled by the LLC) control in the aggregate greater than 50% of the Company’s shares. Because it is a Controlled Company, the Company does not have nominating or compensation committees of the Board of Directors. The Company, with the consent of the Board of Directors, does not deem it necessary to have a nominating or compensation committee. Directors are nominated by J. Douglas Cagle and the nominations are approved by the entire Board. During the last fiscal year, there were six meetings of the Board of Directors and the Audit Committee met one time. During the last fiscal year, each of the incumbent directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of the Audit Committee held during any period during which he or she was a director or member of the Audit Committee, respectively. The Company does not have a policy regarding attendance at the annual meeting of the Board. Each member of the Board of Directors attended last year’s annual meeting of the Board.

During the Company’s last fiscal year, there were six meetings of the Board of Directors and each director who was not also an officer or full time employee of the Company received an annual director’s fee in the amount of $18,000. Directors who were officers and/or full time employees of the Company received an annual director’s fee of $12,000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed with management and the Company’s independent auditors overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company’s internal controls and the quality of the Company’s financial reporting. The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received from the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees). The Committee also engaged in substantive discussions with the auditors regarding their independence from the Company. In performing all of these functions, the Audit Committee acts only in an oversight capacity, and, in its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions and on the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 3, 2004, for filing with the Securities and Exchange Commission.

The Board of Directors has adopted a resolution requiring the Company’s Audit Committee to engage the independent auditor. For each fiscal year and until such time different procedures are adopted, prior to the engagement of the auditor, the Audit Committee will pre-approve the auditor and the services to be provided by the auditor.

Candace Chapman, Chairman

G. Bland Byrne III (outgoing member) Panos J. Kanes

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES, AND OTHER FEES

Fiscal 20041

Moore Stephens Frost, PLC served as the auditors for the Company for the fiscal year ended April 3, 2004. The aggregate fees billed for audit and quarterly reviews were $145,000. Audit-related fees billed were $30,000. Moore Stephens Frost, PLC did not review the Company’s employee benefit plans in fiscal 2004. Moore Stephens Frost, PLC did not provide any tax services to the Company during fiscal 2004.

Fiscal 2003

Moore Stephens Frost, PLC served as the auditors for the Company for the fiscal year ended March 29, 2003. The aggregate fees billed for audit and quarterly reviews were $157,550. Audit-related fees billed were $43,800 and other fees totaling $20,000 were billed for review of Company’s employee benefit plans. Moore Stephens Frost, PLC did not provide any tax services to the Company during fiscal 2003.

1 The amounts for Fiscal 2004 are estimates.

CHANGES IN ACCOUNTANTS

On April 5, 2002, Cagle’s, Inc. dismissed Arthur Andersen LLP as its auditor. The dismissal was approved by the Company’s Audit Committee of the Board of Directors. The report of Arthur Andersen LLP on the Company’s financial statements for the fiscal year ending March 30, 2002 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, nor were there any disagreements during fiscal 2002 or during the subsequent interim period through the date of dismissal of the auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make a reference to the subject matter or the disagreement in connection with its report. No reportable events occurred during fiscal 2002 or during the subsequent interim period through the date of dismissal of the auditor.

EXECUTIVE COMPENSATION

The following tables and narrative text discuss the compensation paid in the Company’s fiscal year ended April 3, 2004, and its two prior fiscal years, to the Company’s Chief Executive Officer and the Company’s four (4) other most highly compensated executive officers, as well as two former executive officers who were employed during the last fiscal year, but were not employed at the end of the last fiscal year.

Summary Compensation Table

Annual Compensation Long Term Compensation

Name and				Securities	All Other
Principal Position	Year1	Salary2	Bonus3	Underlying Options	Compensation4
Current Executives
J. Douglas Cagle	2004	$353,885	-0-	-0-	13,8495
Chairman of the Board &	2003	345,559	-0-	-0-	14,3605
Chief Executive Officer	2002	340,311	-0-	-0-	13,0625
Alvin B. Harp	2004	170,231	-0-	-0-	11,975
Senior Vice President	20036	162,859	-0-	-0-	4,709
Mark M. Ham	2004	131,845	-0-	-0-	17,195
Assistant Secretary &	2003	120,224	-0-	-0-	11,772
Vice President	2002	118,379	-0-	-0-	13,777
Information Systems
J. David Cagle	2004	108,848	-0-	-0-	17,820
Vice President	2003	95,814	-0-	-0-	19,559
New Product Sales	2002	103,368	-0-	-0-	27,399

G. Douglas Cagle2004 108,927 Vice President-2003 95,383 New Product 2002 104,321 Development

-0--0-11,286 -0--0-6,513 -0--0-31,720

Former Executives

Jerry Gattis7 2004 352,313President & 2003 324,271Chief Operating Officer 2002 319,259 -0--0-26,282 -0--0-10,966 -0--0-6,680

John J. Bruno8 2004 235,349Senior Vice President -2003 217,320Sales and Marketing 2002 212,514 -0--0-3,012 -0--0-5,023 -0--0-3,518

1 The year designated in this column refers to the Company’s fiscal year which ended in such year, which for 2004 was April 3, 2004.

2 With regard to any named executive officer who is also a director of the Company, the amounts shown in this column include the amount of the annual director’s fee paid to such person, as reported on Page 5 hereof. For the most recent fiscal year, there were six (6) directors’ meetings, resulting in a director’s fee of $12,000 for each executive officer listed above who is or was also a director. For fiscal 2003 and 2002, respectively, there were five

(5) directors’ meetings, resulting in a director’s fee of $10,000 for each executive officer listed above who is or was also a director.

3 The amounts in this column represent the bonuses paid to the named individuals pursuant to the Company’s Executive Bonus Plan.

4 This column includes contributions or payments to, or for the account of, the named individuals pursuant to the Company’s Cash or Deferred Profit-Sharing Plan (the “401(k) Plan”) and the Company’s medical reimbursement plan. The medical reimbursement plan covers directors who are also employees and officers. Medical expenses of the covered individuals and their dependents which are not otherwise covered by insurance are paid under this plan upon the filing of a proof of claim by the covered individual with the Company’s insurance carrier.

5 These amounts include $8,452 for 2002, $10,275 for 2003, and $8,469 for 2004, representing the portion of the premiums paid with respect to the split dollar life insurance policies described in COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION below, which portion is considered income for purposes of taxation.

6 Alvin B. Harp did not work for the Company during fiscal 2002.

7 Jerry Gattis stopped working for the Company on February 19, 2004. Mr. Gattis will also cease being a director of the Company when his term expires at the Annual Meeting of Shareholders on July 9, 2004.

8 John J. Bruno stopped working for the Company on February 19, 2004. Mr. Bruno will also cease being a director of the Company when his term expires at the Annual Meeting of Shareholders on July 9, 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company is a Controlled Company as set forth in the American Stock Exchange’s listing requirements. The Company does not have a standing compensation committee. The entire Board determines the compensation of the Chief Executive Officer, and the Chief Executive Officer determines the compensation of the remaining executive officers of the Company and its wholly owned subsidiary. The following members of the Board of Directors were also executive officers of the Company and its subsidiary during the last fiscal year: J. Douglas Cagle, Jerry Gattis, Kenneth R. Barkley, John J. Bruno, Jr., Mark M. Ham IV, George Douglas Cagle and James David Cagle.

Two irrevocable trusts hold cash value life insurance policies on the lives of J. Douglas Cagle and his wife, the aggregate face value of which is $20,000,000. The Company is a party to a split dollar agreement with each trust pursuant to which the Company has agreed to make all premium payments on the policies which are not paid by the trusts until the death of both J. Douglas Cagle and his wife or, if earlier, the termination of the agreements by the trusts, at which time the trusts shall repay to the Company all amounts paid by the Company on such policies. There were no premiums paid by the Company on these policies during the last fiscal year.

BOARD REPORT ON EXECUTIVE COMPENSATION

The components of the annual compensation paid to the Chief Executive Officer and the other executive officers of the Company are (i) base salary; (ii) a bonus calculated pursuant to the provisions of the Company’s Executive Bonus Plan; (iii) allocation of contributions made by the Company to the respective accounts of such executive officers under the Company’s 401(k) Plan; and (iv) payments made pursuant to the Company’s medical reimbursement plan. The base salaries of the Chief Executive Officer and the other executive officers are not directly related to factors such as the Company’s profitability, sales growth, return on equity or market share, except to the extent that such factors impact the Company’s overall ability to satisfy its compensation obligations to all employees. The base salaries for the Chief Executive Officer and the other executive officers of the Company are determined primarily by a comparison of similarly situated officers of other companies in the poultry industry. Years of service, degree of responsibilities, company growth, future plans and the Company’s current ability to pay are also taken into account in determining such base salaries.

The Chief Executive Officer and certain other executive officers are participants in the Company’s Executive Bonus Plan. The amount of the bonuses payable are based upon the Company’s after tax return on shareholder equity during its fiscal year. Such return is calculated before the accrual of any bonus payable pursuant to the plan. Pursuant to the plan, each participant receives a bonus in an amount equal to: fifty percent (50%) of such participant’s base salary for a return on shareholders equity of 20% or more, thirty percent (30%) of base salary for a return of 15% to 19.99%, twenty percent (20%) of base salary for a return of 10% to 14.99%, with no bonus payable if the return is less than 10%.

This report was prepared by the entire Board of Directors of the Company.

PERFORMANCE GRAPH

The following graph presents a comparison of five year cumulative total shareholder returns among Cagle’s, Inc., the S&P 500 Index and a Peer Group Index. This information provides the annual return from the beginning of the previous fiscal year assuming dividends are reinvested monthly. The graph assumes an initial investment of $100 in March 1999. The Peer Group Index consists of the following companies: Pilgrim’s Pride Corporation, Sanderson Farms, Inc., and Tyson Foods, Inc.

March 31, 1999 = $100.00
Base Year		March	March	March	March	March
Company/Index	1999	2000	2001	2002	2003	2004
CAGLE’S, INC.	100	56.61	71.50	63.27	38.50	62.20
S&P 500 INDEX	100	117.94	92.38	92.60	69.67	94.14
PEER GROUP INDEX	100	52.90	67.01	75.34	47.66	117.41

MATERIAL INTERESTS AND MATERIAL TRANSACTIONS

Certain directors or nominees for director are affiliated with entities that have transacted a material amount of business with the Company during the Company’s last fiscal year or that propose to do so during the Company’s current fiscal year. These business relationships are as follows:

The firm of Byrne, Davis & Hicks, P.C. in which G. Bland Byrne III, a director of the Company, is a principal, received $720,075.50 during the last fiscal year of the Company as fees for legal services rendered to the Company and its subsidiaries.

The Company is a Controlled Company as set forth in the American Stock Exchange’s listing requirements. The Company is a Controlled Company because, as shown in the preceding table listing beneficial owners of more than 5% of the Company’s shares, the group consisting of J. Douglas Cagle, George Douglas Cagle, James David Cagle, and Cagle Family Holdings, LLC (of which J. Douglas Cagle, George Douglas Cagle, and James David Cagle share the voting power to dispose of the shares controlled by the LLC) control in the aggregate greater than 50% of the Company’s shares. The Board of Directors of the Company does not have a standing compensation committee. The entire Board determines the compensation of the Chief Executive Officer, and the Chief Executive Officer determines the compensation of the remaining executive officers of the Company and its wholly owned subsidiary. The following members of the Board of Directors were also executive officers of the Company and its subsidiary during the last fiscal year: J. Douglas Cagle, Jerry Gattis, Kenneth R. Barkley, John J. Bruno, Jr., Mark M. Ham IV, George Douglas Cagle and James David Cagle.

Two irrevocable trusts hold cash value life insurance policies on the lives of J. Douglas Cagle and his wife, the aggregate face value of which is $20,000,000. The Company is a party to a split dollar agreement with each trust pursuant to which the Company has agreed to make all premium payments on the policies which are not paid by the trusts until the death of both J. Douglas Cagle and his wife or, if earlier, the termination of the agreements by the trusts, at which time the trusts shall repay to the Company all amounts paid by the Company on such policies. There were no premiums paid by the Company on these policies during the last fiscal year.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation of shareholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company will reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of stock.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of The Board of Directors has selected and pre-approved Moore Stephens Frost, PLC to serve as independent accountants of the Company for the current fiscal year. Representatives from Moore Stephens Frost, PLC are expected to be present at the annual shareholders’ meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SECURITY HOLDERS FOR 2005 ANNUAL MEETING

The deadline for receipt of shareholder proposals for inclusion in the Company’s proxy statement and form of proxy for presentation at the 2005 Annual Meeting of Shareholders is February 6, 2005. Any other shareholder proposals must be received by April 26, 2005 to be deemed timely.

SECURITY HOLDER COMMUNICATIONS TO BOARD OF DIRECTORS

The Audit Committee of the Board of Directors has established a process whereby holders of the Company’s stock may send communications to the Board of Directors. The Company has established a post office box with the following address for receipt of shareholder communications:

P. O. Box 14938Atlanta, GA 30324

Once a communication directed to the Board is received, it will be reviewed by the Company’s Audit Committee to determine whether the matter is appropriate for consideration by the entire Board.

OTHER MATTERS

Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matters properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

Whether or not you expect to be present at the meeting in person, please sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS HEREBY SOLICITED, ON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE COMPANY’S MOST RECENT FISCAL YEAR. REQUESTS SHOULD BE ADDRESSED TO MR. GEORGE L. PITTS, SECRETARY, CAGLE’S, INC., POST OFFICE BOX 4664, ATLANTA, GEORGIA 30302. IF THE PERSON REQUESTING THE REPORT WAS NOT A SHAREHOLDER OF RECORD ON MAY 21, 2004, THE REQUEST MUST INCLUDE A REPRESENTATION THAT SUCH PERSON WAS A BENEFICIAL OWNER OF THE COMMON STOCK ON THAT DATE.

By order of the Board of Directors.

George L. Pitts, Secretary

Atlanta, Georgia June 9, 2004

APPENDIX “A”

CAGLE’S, INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary purpose is to monitor the integrity of the Company’s financial reporting process, including the Company’s systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Committee will monitor the independence and the performance of the Company’s independent auditors.

AUTHORITY

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee is authorized to retain outside counsel, auditors or other experts and professionals for this purpose. The outside auditor is ultimately accountable to the Board and the Committee, as representatives of the shareholders. The Board and the Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement.)

MEMBERSHIP

The Committee shall be comprised of not less than three members of the Board, and the Committee’s composition shall meet all requirements of the Audit committee policy of the American Stock Exchange.

RESPONSIBILITIES

The Committee’s job is one of oversight. In discharging its oversight responsibilities, the Committee is not providing any expertise or special assurance as to the Company’s financial statements or any professional certification as to the outside auditor’s work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. This list shall not be construed as being an all encompassing listing of the Committee’s duties. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under the circumstances:

  The Committee shall review with management and the outside Company’s auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Reports to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61. The management review shall include consultation with the Company’s counsel relative to legal matters that could have a significant impact on the Company’s financial statement;

  The outside auditors shall be instructed to contact the Committee chair whenever they feel the need to discuss specific issues relating to the Company’s quarterly financial report. As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company’s interim financial results to be included in the Company’s Quarterly Reports on Form 10-Q to be filed with the Commission and the matters required to be discussed by SAS No. 61, whenever the outside auditors contact the Committee chair. Such review shall occur prior to the filing of the Company’s Quarterly Reports on Form 10-Q;

  The Committee shall discuss with Management and the outside auditors the quality and adequacy of the Company’s internal controls;

  The Committee shall request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No.1;

  The Committee shall discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor’s independence; and

  The Committee shall recommend that the Board take appropriate action in response to the outside auditor’s report to satisfy itself of the auditor’s independence.

The Committee shall review the adequacy of this Charter on an annual basis.

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